UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): April 3, 2013

Commercial Vehicle Group, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-34365	41-1990662
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

7800 Walton Parkway, New Albany, Ohio	43054
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 614-289-5360

Not Applicable

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As previously disclosed on March 1, 2013, Mervin Dunn, President and Chief Executive Officer of Commercial Vehicle Group, Inc., (the “Company”), announced that he will retire in 2013. Mr. Dunn will remain with the Company in his current capacities until his successor is named, and at that time Mr. Dunn will retire from employment with the Company and resign from the board of directors.

In connection with Mr. Dunn’s retirement, the Company and Mr. Dunn entered into a retirement agreement, dated as of April 3, 2013 (the “Retirement Agreement”). Mr. Dunn may rescind the Retirement Agreement any time within seven days after the date of his signature. The following description of the Retirement Agreement is not complete and is qualified in its entirety by reference to the copy of the Retirement Agreement attached hereto as Exhibit 10.1.

Pursuant to the Retirement Agreement, Mr. Dunn will continue in his current roles until the board of directors notifies him of his successor. Within 10 days after such notification, Mr. Dunn will retire from employment with the Company and resign from the board of directors (the “Retirement Date”). Mr. Dunn will continue to receive his base salary and current benefits through the Retirement Date, and his employment will continue to be subject to the Change in Control & Non-Competition Agreement, dated as of April 6, 2006 and amended on November 5, 2008 (the “Change in Control Agreement”). On the Retirement Date, the Change in Control Agreement will be terminated and superseded by the Retirement Agreement, except that the provisions relating to confidentiality, inventions, noncompetition and nonsolicitation will survive with certain modifications as described below. On the Retirement Date, all of Mr. Dunn’s outstanding restricted shares that would have vested in the fourth quarter of 2013 (60,837 shares of restricted stock) will become fully vested, and his remaining 54,776 shares of unvested restricted stock will immediately expire.

Following the Retirement Date, subject to Mr. Dunn’s compliance with the Retirement Agreement, the Company will pay Mr. Dunn a total of $1,544,690.50 in accordance with the following schedule: (1) an amount equal his monthly base salary rate of $59,040, paid in accordance with the Company’s payroll practices at the Retirement Date, for a period of 24 months following the Retirement Date, and (2) an amount equal to $127,730.50 to be paid in a lump-sum within 30 days following the Retirement Date, subject, in each case, to acceleration pursuant to certain exceptions to Internal Revenue Code Section 409A. If any of these payments (x) would otherwise be scheduled to be made prior to March 15, 2014 and qualify as a “short-term deferral” under Treasury Regulation 1.409A-1(b)(4) or (y) would qualify for the separation pay exemption under Treasury Regulation 1.409A-1(b)(9) (not to exceed $510,000), then the portion of these payments that qualify for the exceptions described in clauses (x) and (y) will be accelerated and paid within 30 days following the Retirement Date, and any remaining amount not so accelerated will be paid on a pro rata basis commencing on the first scheduled payment date following March 15, 2014 and continuing through the 24 month period following the Retirement Date.

If Mr. Dunn so elects and continues to pay premiums associated with COBRA coverage, the Company will reimburse him on a monthly basis for the cost of his continued participation in the Company’s group health plan for a period of 18 months following the Retirement Date. The Company will pay the entire vested balance of Mr. Dunn’s deferred compensation account in accordance with the terms of the Company’s deferred compensation plan. Following the Retirement Date, the Company will reimburse Mr. Dunn for up to a maximum amount of $5,000 per month to cover the cost of a full service executive office suite, including administrative support, for 12 months following the Retirement Date.

In the Retirement Agreement, Mr. Dunn agreed to certain non-disparagement covenants, and agreed to cooperate with the Company in support of its business interests on any matter arising out of his employment and to facilitate an orderly transition of his job duties to a successor employee. The parties agreed that the provision of the Change in Control Agreement relating to confidential information, inventions, noncompetition and nonsolicitation (and all associated provisions) will survive and continue to apply in accordance with their terms, except that (1) the noncompetition provision was amended to define competing business as an entity engaged in the North American heavy duty truck seat market, the global medium and heavy duty construction seat market and the North American truck and construction wiper market, and (2) the nonsolicitation provision was amended to make clear that the recruiting and hiring of customers and suppliers of the Company is not restricted. In the Retirement Agreement, Mr. Dunn released and waived any and all claims against the Company and its representatives, including claims that arise out of his employment or relationship with the Company or any of its representatives and the cessation of his employment, which have arisen up to and including the date of the Retirement Agreement.

A copy of the Retirement Agreement is attached as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

10.1	Retirement Agreement, dated as of April 3, 2013, between the Company and Mervin Dunn.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COMMERCIAL VEHICLE GROUP, INC.

April 8, 2013	By:	/s/ Chad M. Utrup
Name: Chad M. Utrup
Title: Chief Financial Officer